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                                                                    EXHIBIT 12.1

                             United Parcel Service
                             ---------------------
                  Statement Setting Forth the Computation of
                  ------------------------------------------
                    the Ratio of Earnings to Fixed Charges
                    --------------------------------------
                             (Dollars in millions)
                              -------------------

                                                                                                  Nine Months
                                                                                                     Ended
                                                      Year Ended December 31,                    September 30,
                                          ---------------------------------------------       --------------------
                                           1994      1995      1996     1997      1998         1998          1999
                                           ----      ----      ----     ----      ----         ----          ----
Earnings available for fixed charges:
  Income before income taxes and
    cumulative effect of a change in
    accounting principle                  $1,575    $1,708    $1,910   $1,553    $2,902       $2,106        $  987
  Fixed charges                              188       251       259      385       366          272           263
  Less capitalized interest                  (45)      (49)      (53)     (43)      (27)         (21)          (15)
                                          ---------------------------------------------       --------------------

      Total                               $1,718    $1,910    $2,116   $1,895    $3,241       $2,357        $1,235
                                          =============================================       ====================

Fixed charges:
  Interest expense                        $   29    $   77    $   95   $  252    $  227       $  169        $  170
  Capitalized interest                        45        49        53       43        27           21            15
  Interest component of rentals
    charged to income                        114       125       111       90       112           82            78
                                          ---------------------------------------------       --------------------

      Total                               $  188    $  251    $  259   $  385    $  366       $  272        $  263
                                          =============================================       ====================


Ratio of earnings to fixed charges           9.1       7.6       8.2      4.9       8.9          8.7           4.7
                                          =============================================       ====================